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On May 10, 2010, Genzyme Corporation launched its “Genzyme Transformation” site containing the content set forth in this filing.

CEO Henri Termeer Welcomes You to Genzyme Transformation

Welcome to the Genzyme transformation site.  This is a very active period for us.  As we move into a new phase and are transforming the company,  we thought it would be great to have a place where you could go and see what we’re doing — who’s doing the work, who the new people are, and what we are asking ourselves to do to move beyond where we were in the past.

We’re going to talk about manufacturing operations.  We’ve had our issues around manufacturing, and I think this will be a good site for you to find out where we are in that regard.  We want to talk about governance, which is of course a very important subject at this moment for all companies including Genzyme, and we are doing a lot of things that are quite constructive to give you the confidence that we have things under good control.  We’re going to talk about our pipeline.  Our pipeline is our future.  We have transformed the company to deliver our pipeline.  So join us on this site.  Give us feedback about what you learn.  We will be as transparent as we know how to be, so that you can follow the progress that the company is making at this very important juncture.

CEO Henri Termeer Introduces the Team Responsible for Quality and Manufacturing

Featured Bios: Henri Termeer

Henri Termeer is recognized as a pioneer in developing breakthrough treatments for patients. His leadership, business acumen, and focus on innovation have allowed Genzyme to grow and thrive as a biotech leader.

Questions & Answers

1.              The past few months have been challenging for Genzyme. What has the company learned from these experiences, and how will these lessons impact decisions moving forward?

Genzyme is really making tremendous progress on the recovery side.  We had a very important moment last year where we had a set of experiences that made us examine a number of different things.  In the end, we concluded that there are a whole set of things we need to do differently in the future.

The most important thing to recognize was that we had an interruption in our ability to supply our patients.  And by far, that’s why we exist.

2.              Genzyme recently made new hires to oversee the company’s manufacturing and quality control operations. How are these individuals uniquely qualified to address the challenges ahead?

The team members we have brought in have managed through these kinds of experiences in other leading companies.

Scott Canute, our new president for manufacturing operations, is a fantastically experienced person who’s developed a manufacturing set of solutions for Eli Lilly, which had its own challenge at one time in the past. His efforts helped that company to become a model for the FDA when they instruct their inspectors.

We also brought onboard Ron Branning, who with Genentech and with Gilead, two very good biotechnology companies, got the kind of experience that now also we are trying to manage.  He is now managing our global quality control and quality assurance practices.

We also brought in new management in our Allston plant. The new general manager came over from Belgium where she was responsible for bringing our new plant online in record time.  That is the plant where we now produce Myozyme.

David Meeker Talks About his New Role as COO

Featured Bios: David Meeker

As Genzyme’s new Chief Operating Officer, David Meeker has over 16 years of cross-divisional experience at the Company, most recently overseeing the rare genetic disease business. He is now focusing his attention on managing and maximizing the potential of Genzyme’s full portfolio of treatments.

Questions & Answers

1.              What is your current position at Genzyme?

As Genzyme’s Chief Operating Officer, I am responsible for overseeing our commercial operations and making sure that we are maximizing the success of our products.

2.              What is your background with Genzyme? How has this experience prepared you for your new role during this challenging period at the company?

I’ve been at Genzyme for 16 years and I’ve been fortunate to have had the opportunity to serve in a number of roles.  I started out in clinical development in 1994. Shortly afterward I had an opportunity to spend time in Europe overseeing the rare genetic disease business.  In fact, I’ve had the opportunity to oversee several of the global businesses in the more recent past, including the rare genetic disease business, the bio-surgical business, and the transplant business.  Last year, I was asked to take over responsibility for our manufacturing operations.  This was at the time when we had one of the greatest challenges that Genzyme has faced.  And that was compounded in June with the viral contamination at our Allston manufacturing facility and our resulting inability to supply the patients who depend on our therapies.

We’ve made phenomenal progress over the past nine months.  Although it’s a journey, and we recognize we still have a ways to go. The plant was successfully sanitized and restarted.  We’ve renewed our commitment to quality, and most importantly we’ve moved to bring in new leadership.  We recognized early on that we needed new leadership.

We’ve been able to attract some of the best people in the industry—including Scott Canute who is now overseeing our operations and Ron Branning, who is responsible for all quality and compliance. With these new people in place, it is now a tremendous moment for Genzyme to think about a new structure.  We’re becoming more complex, and it has become clear that we need some new structure to allow us to more efficiently manage our challenges and make best use of our opportunities.  So what excites me about this opportunity is that we are going to bring together all of our commercial elements to bring much greater focus, which will translate into better execution of our commercial objectives.

3.              Tell us a little bit about your new role as Chief Operating Officer and what you hope to accomplish.

What makes this role particularly exciting is that I believe that we have one of the more promising portfolios in the industry.  Every one of the products in our portfolio has the ability to potentially save lives or transform the lives of patients affected by disease who might benefit from this therapy.  And the exciting thing about this role is that it will allow us to optimize that portfolio.  I believe this is just the right time to improve our execution and bring greater focus to our ability to deliver these medications to the patients that need them.

One of the first things I look forward to doing is reviewing our portfolio management process, looking at how we optimize our investment around the globe to make sure that products in each one of the countries have their best possibility of reaching their potential.

4.              What excites you about working at Genzyme?

I look forward to bringing a fresh perspective to our commercial operations.  First and foremost we’ll be able to execute and concentrate on our core business, which is our rare genetic disease business, making sure that we can fulfill the potential of those products.  And while we’ve had some of those products in our portfolio for over 15 years, we believe there are still tremendous opportunities for growth in each one of them, most particularly the Fabry and the Pompe areas where those products, which are in the $500 million range, have clearly billion dollar potential.

Another one of our goals is to optimize our portfolio and think about how we can make appropriate investments to try to ensure that each product has the ability to reach its potential.

We want to make sure that the other products, which each have their own ability to potentially transform lives, one great example being our Genzyme oncology business, to make sure again that we make the right investments in the right countries.

5.              Where do you see Genzyme in the next five to ten years?

We recognize that we still have significant challenges ahead of us and a number of things that we need to do to restore Genzyme to full health.  But we’re also very focused on what it will take to be successful over the next five to ten years.

I think Genzyme is incredibly well positioned to do that.  The keys to being a successful company over that period of time are simple:  It’s the company that has an ability to create value through optimizing patient outcomes.

I have never seen a group of individuals who are more committed to the mission of improving the lives of patients, and more willing to think about change, including changing Genzyme, to ensure that we can execute against this mission, and personally I’m incredibly excited to be a part of that as we go forward.

New Manufacturing President Scott Canute Discusses Genzyme’s Global Manufacturing Mission

Featured Bios: Scott Canute

President of Global Manufacturing and Corporate Operations

Scott Canute brings over 25 years in the biopharma industry, most recently serving as president of global manufacturing operations at Eli Lilly & Company, where he managed a range of significant regulatory and operational issues. He is now focused on improving and expanding Genzyme’s manufacturing operations.

Questions & Answers

1.              What is your current position at Genzyme?

As President of Global Manufacturing and Corporate Operations, I am responsible for operations at all seventeen of Genzyme’s manufacturing facilities worldwide.  Additionally, I oversee all support mechanisms involved in running the sites at optimum standards.

2.              In terms of professional experience, what makes you the right candidate for this position?

Professionally, I have worked 25 years in the pharmaceutical industry — all at Eli Lilly and Company.

Most recently, I served as president of global manufacturing operations for the company, overseeing 24 sites globally, about 80 contract manufacturing organizations, and approximately 14,500 employees.  My focuses at Lilly included growing operations, contracting operations, and a variety of significant regulatory issues as well.  I look forward to applying this range of experience here at Genzyme.

I am also a chemical engineer by background, with an MBA.

3.              Can you describe your vision for quality manufacturing?

Manufacturing in the biopharmaceutical industry is all about making medicine and making medicine safely.  It means that people who live in the communities in which we do business should not have to worry about any kind of an adverse impact due to an environmental effect, and most importantly, from a quality standpoint, the patients that take our products should not have to worry about any kind of a quality issue or safety issue associated with the products that we make.

To address these issues, first we need to make sure we’ve got the right people in all of our roles.  We’ve hired a lot of good people recently at Genzyme and are supplementing our skills from an external standpoint with external consultants.

Second, we also need a solid manufacturing strategy, which involves making important decisions in sourcing, vertical integration, technology, capacity, and other areas.

I’d like to talk about the capacity decision because it’s a very important piece of what we do and is an area of concern right now because we don’t have as much manufacturing capacity as what we would like to have.  And it is critical that we do, so, we have made a number of decisions in order to increase our overall manufacturing capacity.  On the biological reactor side, we’re significantly increasing our capacities.  We are adding state-of-the-art capacity at our plant in Belgium, and also in our new manufacturing operations out in Framingham.

Additionally, we are increasing our drug product fill finish capacity by putting additional capacity in Waterford and utilizing resources of a third party manufacturer, Hospira, which we already use and have confidence in and are adding capacity there.

We are also focusing on our technology.  At the end of the day, when you’re making medicine, it’s all about the molecule.  It’s all about the science of what we do.  By implementing several steps in place, we are creating robust processes while also challenging ourselves to continually improve our medicines everyday.

4.              Where do you see Genzyme one year from now? Beyond?

I am very optimistic about the future of manufacturing at Genzyme.  There’s much work to be done, and certain risks remain.  However, we know what they are and how to manage them.

If you look at Genzyme twelve months from now, we’re going to be operationally much more robust, and in a position where we’ll start building some inventory.  In fact, we’re going through an intensive capacity review right now to make sure that the capacity that we’re adding is in fact, enough capacity.  We may in fact need to add more and if we do, we will do so thoughtfully and cost effectively, but we will add what we need for the future.

Beyond a year, we’ll have a manufacturing organization that not only operates well with the existing mission, but that puts us in a position where we can approach any disease state where Genzyme feels we want to explore.  It’s just a great position for Genzyme.

5.              What excites you about the mission of Genzyme?

As we look forward, it’s absolutely critical that we keep committed to and focus on this mission of making medicine, making medicine safely so that the patients that need high quality medicine have it when they need it, that we continue to focus on that each and every day.  I am confident and excited that we have the right people who take that great passion and pride in making medicine each and everyday.  We will focus on the patient and we’re going to have an organization that is capable of achieving anything.

New Product Quality Head Ron Branning on Enhancing Quality at Genzyme

Featured Bios: Ron Branning

Vice President of Global Product Quality

Ron Branning held senior quality positions at industry leaders such as Gilead, Genentech and Aventis Behring where he has been involved in resolving FDA warning letters and managing and resolving consent decrees. He is now managing and expanding Genzyme’s global quality and compliance team and is working closely with Scott Canute and his team to transform Genzyme’s operations.

Questions & Answers

1.              What is your current position at Genzyme? In terms of professional experience, what makes you the right candidate for this position?

I am Senior Vice President of Global Product Quality for Genzyme.

I bring a lot of experience to my role at Genzyme.  In my most recent position, I was able to put together a comprehensive global quality system for Gilead Sciences, and in two previous positions, I was able to remediate both a warning letter and a consent decree at Genentech and at Aventis Behring.  I learned the principles of my quality management philosophies at Johnson and Johnson.  Those techniques and philosophies have carried me throughout my career.

2.              What is the relationship between Quantic Group and Genzyme? What role will this play in Genzyme’s broader manufacturing overhaul?

We have a process of enhancing quality at Genzyme that takes the good things we’ve already been doing and strengthens them.  We’re working very closely with our partner, Quantic, our expert consultant, to form a team that looks at everything we’re doing and gives us a very systematic and methodical way of improving our quality.

We’re enhancing our quality processes in a number of ways.  First of all, we are working very closely with Quantic.  We’re also bringing in new team members from outside of Genzyme to strengthen our quality team.  And overall, this is giving us an opportunity to look at our existing quality processes and what we can do to make those even better.

3.              The FDA and Genzyme are currently negotiating a consent decree.  Please comment.

In April, Genzyme was notified that the FDA wanted to take further enforcement action and have asked Genzyme to enter into a consent decree.  We’re still negotiating the terms of that consent decree.  However, we believe that it will take effect sometime mid-year.  The implications of that are that the FDA will be looking at more monitoring of our operations and compliance activities at the Allston facility.

4.              How would you describe Genzyme’s commitment to the future — both in the short term and long term?

In the short term, we have a number of priorities.  First of all, we want to continue our focus on our patients.  We need to make certain that we are delivering products they need in a very predictable and reliable way.  We also need to make sure that we’re strengthening our quality systems and we are going to use the ICHQ10 model, which is an International Committees on Harmonization approach to worldwide standards that ensures we have robust processes, good product quality and compliance.  We’re also using good risk management principles internally to be certain that we’re focusing on the most important things related to the manufacturing operations in our quality systems.  Furthermore, we want to have a governance procedure overlaying all of that to make sure that we trust our operations to be in control.  Last but not least, we are strengthening our team by building on the good folks that we already have working here and bringing in industry experts from around the world to make sure that we have the best production operations in quality and compliance team.

Our long term priorities start with management control and governance.  We need to make sure that we’re providing our management with the appropriate information about mitigating the risks in our organization, and also provide them with the information that shows them that we are governing the organization and not simply reacting to things as they happen.

We want to foster a culture of compliance and continuous improvement that enhance the culture that we already have to be sure that we are strengthening as we move forward.  All of this will help us to also foster an FDA and global regulatory confidence in Genzyme that we are looking at how we can build robust processes, ensure product quality and compliance and are completely transparent with the regulatory authorities as we move forward.

5.              Where do you see Genzyme in the future?

I believe Genzyme has a very bright future.  Our patient focus has brought us to the point where we are and will take us into the future.  In order to ensure that future and ensure that new products are delivered to our patients, Scott Canute in operations, Pam Williamson in regulatory affairs and I in product quality, need to work together to build on the foundation that Genzyme has established and enhance all of our production and quality processes.  We need to be very transparent with the regulators and ensure that, as we move through our new product delivery, we have a fast lane for delivery of our products to our patients.

As we build this foundation, I believe we will emerge a stronger company and will be one of the leaders in biotechnology.  I’m very pleased to be here and I’m honored to be able to participate in Genzyme’s success.

SVP Pam Williamson on Building a Global Regulatory Function

Featured Bios: Pam Williamson

Senior Vice President, Global Regulatory Affairs

Pamela M. Williamson is Senior Vice President and Global Head of Regulatory Affairs and Corporate Quality Compliance for Genzyme Corporation. She has over 25 years of industry experience including Regulatory Affairs, Quality Assurance & Compliance, Clinical & Product Development, Manufacturing Operations and Business Development with additional expertise in the areas of orphan drug product development, follow-on protein products, drug safety, drug anti-counterfeiting and health policy.

Questions & Answers

1.              Please introduce yourself and tell me what experience you bring to your current position at Genzyme?

I’m Pam Williamson.  I’m Senior Vice President and Global Head of Regulatory Affairs and Corporate Quality Compliance.  Prior to coming to Genzyme, I worked for Serono, which is another global company with a headquarters in Geneva, Switzerland, and U.S. headquarters right here in Massachusetts.

2.              What can you tell us about Genzyme’s global regulatory team?

Genzyme is really fortunate to have a large talented group of regulatory professionals that are not only based here in Cambridge, Massachusetts, and in our European headquarters in the Netherlands, but also across many countries.  We have presence in over 35 different countries and a regulatory workforce of approximately 300 people worldwide.

We also are very fortunate to have a unique group of people who specialize in our CMC area, which is an area that’s particularly important to Genzyme as we continue to expand and strengthen our manufacturing operations.  We deal with health authorities worldwide, not just the FDA here in the U.S. and the EMA in the European Union, but also in major regions throughout the world where we interact with those health authorities on a routine basis, such as in Australia, Japan, Brazil, Canada and many other countries around the world.

3.              It sounds like you have a very challenging job. How do you manage relations with regulatory authorities from all over the world?

People often ask me how our relationship is with the health authorities.  It’s important to remember that whether it’s the U.S. FDA, the EMEA in Europe, the TGA in Australia, Health Canada, or the authorities in Japan, Latin America or elsewhere, we’re not talking about two individuals that are communicating back and forth.

All of these health authorities are large.  We have 12,000 people working at the company, so we’re often dealing with people that are located in various locations.  It’s not unusual for us to have a meeting by teleconference where people 30 different people are on the line.  As such, we need to make sure that we can be successful in getting the information and our messaging across in an effective way.

We need to be cognizant of language barriers, and be very clear in the way we communicate.  I am very confident that we have solid relationships with health authorities around the world, but it is more complicated than an assumption that it’s a one-on-one type of experience.

Over the last couple of years, the regulatory landscape around the world has become more and more complicated.   As a result, we need to make sure that we communicate upfront to all of the health authorities what our plans are for bringing forth products through our pipeline.  Rather than gathering all of the data and presenting to them at the end, what we’re doing is we’re making sure that we’re providing transparency around our development plans.  We’re providing data as they become available and we’re meeting with them to ensure that we’re soliciting their feedback rather than just assuming that we have it right.  I think that’s working very well.  I know that the health authorities have been very gracious in making themselves available to us to provide their insight and their guidance, and we’re taking full advantage of that.  Of course, the more you interact with people, whether it’s at the FDA, the EMEA, Health Canada, or another regulatory authority, the better opportunity you have to build those relationships going forward.

4.              What are your priorities moving forward? Can you give some specific instances of where Genzyme is making progress?

Of course, we have a very rich pipeline, so we want to make sure that we expend our resources to bring those products forward.  Alemtuzumab for multiple sclerosis is certainly a product that we have great hope for and, in fact, data was recently presented at a scientific meeting with respect to our product and the long-term results from our Phase II studies.  We also have the eliglustat tartrate product which is the small molecule for Gaucher, which we’re bringing forward.  We also have a lot of priorities in terms of continuing our support for the manufacturing and quality organizations.

Genzyme has had a number of unusual challenges over the past year related to our manufacturing operations, but we’re really fortunate to have a great group of people located not just in our manufacturing facilities or here in Cambridge, but in many spots of the world that focus purely on our CMC areas, and that’s the chemistry manufacturing and controls area.

We’re working hand-in-hand with our manufacturing and quality colleagues to ensure that we provide the best regulatory support possible. We already have a great regulatory team in place and we’re adding to it by increasing our senior management group with talent from other large biopharmaceutical companies.  I know that they’re going to be a great addition to the team.  In addition, we are strengthening our global infrastructure.  We’re being much more proactive in reaching out to the folks that are located in our country offices—the people that need to deal with their health authorities on a day-to-day basis, and the people who make sure that we provide health authorities with what they need to be successful in supporting their countries.

5.              What excites you most about working at Genzyme?

I’m really impressed by the continued level of commitment and excitement that I see throughout the organization.  Whether it’s continued celebrating of the successes, or whether we happen to be managing through a particular challenge, that same level of excitement and positivism is something you see in the day-to-day.  Nothing has changed in terms of the level of excitement and commitment that the employees bring, whether they’re in regulatory and corporate quality or in the other functional areas.  We are all working together for the same aim, and I’m very excited to be here.

About eliglustat tartrate

Eliglustat tartrate, an investigational glucosylceramide analog given orally, is designed to partially inhibit the enzyme glucosylceramide synthase, which results in reduced production of glucosylceramide. Glucosylceramide is the substance that builds up in the cells and tissues of people with Gaucher disease. Initiation of the Phase 2 and 3 studies of eliglustat tartrate in Gaucher disease followed completion of an extensive pre-clinical research effort and a Phase 1 program that involved more than 120 subjects in three separate studies. The most common adverse events (AEs) by two years included viral infections, urinary tract infections, increased blood pressure and abdominal pain.

About Alemtuzumab and the CAMMS223 Phase 2 Study

Alemtuzumab is an investigational drug for the treatment of MS and must not be used in MS patients outside of a formal, regulated clinical trial setting in which appropriate patient monitoring measures are in place.

In the Phase 2 trial, 334 patients with active RRMS were randomized to treatment with alemtuzumab at one of two dose levels, or Rebif. Patients were strongly encouraged to continue for two additional years of follow-up beyond the original three years of the study. Of the original sample, 158 patients completed a month 48 study visit (alemtuzumab n=122; interferon beta-1a: n=36). Alemtuzumab and Rebif were not provided by the study after the third year. Patients were allowed to continue Rebif or to receive other disease-modifying therapies during this follow-up period. The majority of patients last received alemtuzumab at Month 12.

Common adverse events in the trial included infusion-associated reactions in the alemtuzumab patients and flu-like symptoms in patients using Rebif. Alemtuzumab-treated patients were more likely than Rebif patients to experience infections, particularly of the upper respiratory tract; infections were predominantly mild to moderate in severity. Patient monitoring for thyroid disorders, ITP, and anti-GBM disease is incorporated into all Genzyme-sponsored trials of alemtuzumab for the investigational treatment of MS.

Ann Merrifield on Genzyme’s Business Excellence Initiative

Featured Bios: Ann Merrifield

With 18 years of experience in Genzyme’s core business, and prior experience in the financial markets, Ann Merrifield brings an abundance of strategic and organizational expertise to her role. Ann now leads the Business Excellence Initiative which is helping to increase accountability throughout the organization and prepare Genzyme for future growth.

Questions & Answers

1.              What is your current position at Genzyme?

As Senior Vice President of the Genzyme Business Excellence Initiative, I am responsible for ensuring the company has the organizational capacity—the processes, systems, capability, and talent development—to support our growth and our future.

2.              Why did Genzyme decide to create the BEI?

BEI was born about a year ago out of a conversation Henri Termeer and I were having about our pipeline and the robust growth opportunities in our future. We felt it was important to put a function together that would help support us in building, re-scoping and evolving our organizational capability to make sure we could accelerate the growth opportunities ahead of us and deliver on our obligations to patients.

We used a combination of techniques—conducting broad-based employee surveys, performing senior management interviews, evaluating our own perspectives and bringing in outside consulting assistance to give us third-party perspective and make sure we had the best ideas from the outside world.

3.              How did Genzyme deliver the employee survey, and what did you learn from the results?

We fielded a broad-based employee survey, targeting 2,000 employees globally, at all levels of seniority, in all functions and across all business units.   Overall, we learned that we have a highly motivated group who value Genzyme’s culture, take inspiration from that culture, and are committed to helping us move forward. At the same time, if you cut the data from the survey in any way—by seniority, by continent, by function, by business unit—we all feel the same way in terms of what we want to fix.  Specifically, we identified a pressing need to invest more in developing a strong talent base through learning and leadership development.  We also learned we could focus more on our operating capability and infrastructure.  Having a uniform sense of our strengths and our weaknesses, and our opportunities for improvement, is a great foundation to start from.

4.              What excites you about working at Genzyme?

I’ve been with Genzyme for 17 years. I spent half of that time in our genetic testing business, the other half in our bio-surgery business unit, and most recently initiated the Business Excellence Initiative. I’ve stayed primarily because I feel like we’re doing something important.  Important because we’re creating therapies that impact patients’ lives in a positive way and because we’re creating a work environment, as leaders of the company, that is motivating for our employees globally.

It’s been a privilege in the last nine months to be involved in building out our organization capability to make sure we can do the same for the next 17 years. I couldn’t think of a better place to be and I couldn’t think of more interesting, challenging, but exciting work to be involved with.

5.              Where do you see Genzyme one year from now? Beyond?

I feel confident that we have a bright future ahead of us. We start from a tremendously talented group of employees globally, who are united by a common mission to improve patients’ lives through innovative therapy development. This purpose makes our work more meaningful and drives our energy and commitment.

We have strong people, a strong market opportunity, a strong pipeline and now a learning organization that’s strengthening and building an infrastructure for the future. I couldn’t be more excited about the direction we’re moving in.

CEO Henri Termeer on the Importance of Governance at Genzyme

Featured Bios: Henri Termeer

Henri Termeer is recognized as a pioneer in developing breakthrough treatments for patients. His leadership, business acumen, and focus on innovation have allowed Genzyme to grow and thrive as a biotech leader.

Questions & Answers

1.              The Board recently made several changes to its governance structure. What are the specific changes and from your perspective, why are they important?

In response to what we hear from our shareholders and movements towards stronger governance, we have made some important changes.

We appointed Bob Bertolini.  We appointed Ralph Whitworth.  We also set up two committees—one for risk management and one for capital allocation.  We are thinking about an additional board member for manufacturing who has a manufacturing background, so that our board has the experience with a breadth of issues that we may face.

We will continue to look at how we can work on the governance issues, and make sure that our board is the best prepared to give guidance to the future of this organization and to the future of this company.  It’s a very strong board at this time, but we will continue to listen to see ways we can strengthen it by bringing other talents and skills into this environment so that we are in the best possible position to manage this aspect of our company.

Genzyme Announces Plan to Increase Shareholder Value

At our May 6 Analyst Day, we announced that the Board of Directors has voted to pursue several actions to increase shareholder value. Genzyme will initiate a $2 billion stock buyback, under which $1 billion of stock will be repurchased in the near term and financed with debt.  The additional $1 billion of stock will be repurchased during the next 12 months.

We also plan to pursue strategic alternatives for our Genetic testing, Diagnostic products and Pharmaceutical intermediates businesses.  Options could include divestiture, spin-out, or management buy-out.

These near-term initiatives are part of a five-point plan for shareholder value creation outlined by Chairman and CEO Henri Termeer during the Analyst Day meeting.  Under this plan, which covers our growth outlook through 2015, Genzyme intends to:

•                  Focus on our core businesses, which provide products that address unmet medical needs, and establish operational excellence in manufacturing.  By pursuing strategic alternatives for three businesses, Genzyme is optimizing its business mix with a measure that will be accretive to earnings and improve cash return on invested capital.

•                  Capitalize on near-term revenue growth drivers, including maximizing the potential of products that are early in their launch stages, as well as important therapies in development that are expected to be launched over the next three to five years.

•                  Balance revenue and earnings growth with cash flow return on investment, which will now be disclosed at the business segment level.  These metrics are now key components of short and long-term compensation plans for senior executives, to align company performance with shareholder interest.

•                  Improve our operating margins by reducing costs across the company.  Our goal is to perform at a best-in-class level within our peer group.  We are retaining independent advisors to assist with benchmarking against peer companies and identifying potential efficiencies and cost saving measures.

•                  Optimize our capital structure by implementing the $2 billion stock buy-back.

These initiatives build on a range of changes that we have made to strengthen our operations and governance over the past year.  These changes include the following:

•                  Adding fresh perspective to our board through the appointment of Ralph Whitworth, principal and co-founder of Relational Investors, and Robert Bertolini, the former executive vice president and chief financial officer at Schering Plough.  Mr. Whitworth is leading a new committee to oversee capital allocation and Mr. Bertolini is leading our audit committee.

•                  Strengthening the role of independent directors, including the role of the Lead Independent Director Robert Carpenter, and requiring that at least two-thirds of our board be independent.  Currently, nine of the ten members are independent directors.

•                  Adopting new incentive compensation plans for senior executives designed to encourage growth, return on investment and shareholder value creation by aligning compensation with a broader set of corporate financial performance metrics.

•                  Transforming our manufacturing and quality operations, including hiring two senior leaders, Scott Canute and Ron Branning.

Michael Panzara on Genzyme’s research focus in MS

Featured Bios: Michael Panzara

Therapeutic Area Head and Group Vice President for Multiple Sclerosis and Immune Diseases

Michael Panzara oversees Genzyme’s clinical development of alemtuzumab, a promising drug candidate for patients with multiple sclerosis. His experience as former chief medical officer of neurology at Biogen Idec uniquely positions him to further Genzyme’s mission, addressing unmet need for patients with rare diseases.

Questions & Answers

1.              What is your current position at Genzyme?

As Therapeutic Area Head and Group Vice President for Multiple Sclerosis and Immune Diseases, I am responsible for the clinical development of alemtuzumab for the treatment of multiple sclerosis.

2.              Why did you decide to join Genzyme?

I joined Genzyme six months ago.  Prior to that, I was the chief medical officer of neurology at Biogen Idec, where I was responsible for the development of late-stage drugs in MS.

Genzyme has a long history of targeting those areas where patients have the highest unmet need, and focusing all of its energies on creating breakthrough and innovative products.  So it was an easy decision as to why this would be the place that I’d want to go for the next part of my career.

3.              Can you tell us more about alemtuzumab?

I think to understand alemtuzumab, one really needs to understand the current climate in MS.  There is a high unmet need for additional therapies in MS. And that’s really where alemtuzumab comes in and why we’re very excited. This is a medication that has the potential to be really transformational in MS. Here we have a drug that is administered once a year, and early phase data suggests that it could be highly effective compared to existing therapies.  We currently have research underway to test that hypothesis.

4.              Where does the research currently stand?

We have two ongoing, large Phase III trials to better assess the benefit risk of alemtuzumab for the treatment of MS.  One is looking at alemtuzumab as an early treatment for MS, and one is looking at alemtuzumab in patients with the highest unmet need, patients who are having disease activity on treatment.  So there’s great potential to better define the most appropriate patients and the best way alemtuzumab can be used for the treatment of MS.

Both studies were fully recruited in 2009, ahead of our anticipated timelines.  The studies are currently in the maintenance phase and are going well.  We continue to be excited that by 2011, we should know the potential this product has.

5.              What excites you about the mission of Genzyme?

We are working in areas of high unmet need where patients are really looking for something new to change their lives, to improve the way they deal with everyday activities that seem so simple to us, but are challenging for them. It’s important that we talk with the patients and understand what they’re looking for. That’s what patients want. That’s what patients expect.  And that’s what I teach my team.

One thing that’s very special about the Genzyme culture is what it’s like to be on a team here. The teams are people whose sole objective is to come to work everyday and do whatever it takes to get the next breakthrough drug to patients.  It’s what drives them.  It’s what they go home at night being proud of. And it’s certainly what makes me want to come to work every day and why I enjoy being here.

About Alemtuzumab and the CAMMS223 Phase 2 Study

Alemtuzumab is an investigational drug for the treatment of MS and must not be used in MS patients outside of a formal, regulated clinical trial setting in which appropriate patient monitoring measures are in place.

In the Phase 2 trial, 334 patients with active RRMS were randomized to treatment with alemtuzumab at one of two dose levels, or Rebif. Patients were strongly encouraged to continue for two additional years of follow-up beyond the original three years of the study. Of the original sample, 158 patients completed a month 48 study visit (alemtuzumab n=122; interferon beta-1a: n=36). Alemtuzumab and Rebif were not provided by the study after the third year. Patients were allowed to continue Rebif or to receive other disease-modifying therapies during this follow-up period. The majority of patients last received alemtuzumab at Month 12.

Common adverse events in the trial included infusion-associated reactions in the alemtuzumab patients and flu-like symptoms in patients using Rebif. Alemtuzumab-treated patients were more likely than Rebif patients to experience infections, particularly of the upper respiratory tract; infections were predominantly mild to moderate in severity. Patient monitoring for thyroid disorders, ITP, and anti-GBM disease is incorporated into all Genzyme-sponsored trials of alemtuzumab for the investigational treatment of MS.

CEO Henri Termeer on Genzyme’s Transformation and Vision for the Future

Featured Bios: Henri Termeer

Henri Termeer is recognized as a pioneer in developing breakthrough treatments for patients. His leadership, business acumen, and focus on innovation have allowed Genzyme to grow and thrive as a biotech leader.

Questions & Answers

1.              Where do you see Genzyme headed in the future?

My sense for Genzyme’s future is somewhat related to my sense for the future of biotechnology.

When we want to engage, the one thing we always need is the courage to engage.  This includes the courage to think about new things, to try them out, to fail, and to stay persistent.

Most of our products are unique in their space, and each has a magnificent story around which you can write a book.  All of these products, all of these therapies, all of these programs took an incredible amount of effort and persistence and long years and great moments of uncertainty.  That’s what made us successful for those cases.  It will be no different in the future.

In the near term, we will focus on the problems that are here, getting the operations lined up and aligned in the best possible way.  But our world is our discovery engine.  And we will be looking continuously around the world to bring our expertise to work, to bring therapies that are promising to patients ultimately.  That’s what we are all about.  That’s what we want to continue to do in the future, and for that we have to be ready and create capacity to do that in the best way possible.

Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement before making any voting or investment decision because the definitive proxy statement contains important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company’s definitive proxy statement is available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.

The materials on this site contain forward-looking statements regarding Genzyme’s financial outlook and business plans including, without limitation:  its expectations about the market potential for certain products, including Myozyme, Fabrazyme and oncology products; its plans and expected timing for increasing bulk and fill-finish manufacturing capacity; its plans and expected timing for implementing manufacturing and quality system enhancements and risk mitigation measures; its expected timing for negotiating a consent decree with the FDA; its expectations regarding the timing of clinical trials results and regulatory filings and the potential for pipeline products, including alemtuzumab for MS, eliglustat tartrate and mipomersen; and its five-point plan for shareholder value creation.  These statements are subject to risks and uncertainties that may cause actual results to differ materially.  These risks and uncertainties include, among others:  that Genzyme is unable to obtain in the expected timetables or maintain regulatory approvals for its products and manufacturing facilities or approval to transition fill-finish work to a contract manufacturer; that Genzyme is unable to secure regulatory approval for Lumizyme; that Genzyme is not able to successfully complete clinical development and obtain regulatory approvals of its product candidates within anticipated timeframes for any reason, including trial results that are not as favorable as expected and safety profiles that reduce the potential target population; Genzyme’s ability to compete against competitive products and maintain or grow market share for its products and the accuracy of its market estimates; that third party reimbursement is unavailable or limited; that the negotiations with the FDA around the consent decree take longer than expected or that Genzyme is unable to reach agreement with the FDA on final terms; that any or all of Genzyme’s five point plan to create shareholder value cannot be executed or is ineffective, including that Genzyme is not able to complete some or all of a $2 billion stock repurchase program, a debt financing and strategic transactions involving three of its businesses in the expected timeframes or with the expected results; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s 2009 Form 10-K and the most recently quarterly report filed with the SEC.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this site.  The statements speak only of the date indicated on the particular posting and Genzyme undertakes no obligation to update or revise them.